Exhibit 99.1

Biostage Reports Corporate Highlights and Third Quarter Financial Results

HOLLISTON, Mass., November 14, 2022 /PRNewswire/ -- Biostage, Inc. (OTCQB: BSTG) ("Biostage" or the "Company"), a cell-therapy biotechnology company with successful first-in-human experience in treating esophageal cancer (conducted at the Mayo Clinic and published August of 2021) and FDA approval to commence a clinical trial of the Biostage Esophageal Implant, or BEI, for severe esophageal disease including cancer, today announced its financial results for the three and nine months ended September 30, 2022, and highlighted recent events.

The Company will be hosting a conference call on Tuesday, November 15, 2022 at 9:00 A.M. Eastern Time. You can access the live conference call by dialing the following phone numbers toll free 877-407-8293 or international +1 201-689-8349.

Corporate Highlights

Biostage Receives U.S. Patent for Cellularized Patch-Based Scaffolds for Organ Repair

On October 25, 2022, Biostage was issued a U.S. patent that protects the extension of the use of Biostage's technology from hollow tubes to patches. Biostage expects this new technology to enable it treat fistulas (holes), strictures (narrowings) or damage to the esophagus such as from gastero-esophageal reflux disease, or GERD, as well as damage and disease in other parts of the gastero-intestinal tract such as the stomach and intestine. This new technology is known as the Biostage Tissue Patch.

Appointment of New Chief Financial Officer

On August 8, 2022, Biostage appointed Joseph Damasio as the company's new Chief Financial Officer.

Third Quarter 2022 Financial Results

For the three months ended September 30, 2022, the Company reported a net loss of approximately $1.1 million, or $0.10 per share, compared to a net loss of $0.8 million, or $0.08 per share, for the three months ended September 30, 2021.

The $0.2 million quarter-over-quarter increase in net loss was due primarily to $0.1 million increase due to legal costs incurred for a patent application and laboratory related consulting fees and higher share-based compensation expense and increased headcount related costs of approximately $0.1 million.

As of September 30, 2022, the Company had operating cash on-hand of $3.0 million. The Company used net cash in operations of $3.4 million during the nine months ended September 30, 2022.

Based on the Company’s current cash on-hand and given consideration to its current operating plan, the Company expects that its current cash will be sufficient to fund its operating expenses and capital expenditure requirements into the second quarter of 2023.

About Biostage, Inc.

Biostage is a clinical-stage biotech company that uses cell therapy to regenerate organs inside the human body to treat cancer, trauma and birth defects in the esophagus and bronchus. We have performed the world's first regeneration of an esophagus in a human cancer patient. This surgery was performed at Mayo Clinic and was published in August 2021. We have performed the regeneration of the bronchus in a pig.

Biostage has 10 issued U.S. patents, 2 orphan-drug designations (which provide 7 years of market exclusivity in addition to any patents), and the possibility of 2 Priority Review Vouchers from the FDA.

Biostage's current goals include raising capital, uplisting from the OTC bulletin board to NASDAQ and beginning its clinical trial for regeneration and repair of the esophagus.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the capabilities and performance of our products and product candidates; our capital raising plans and expectations, including uplifting to NASDAQ; development expectations and regulatory approval of any of the Company's products, including those utilizing its Biostage Esophageal Implant technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; and success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company's products, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company's inability to obtain needed funds in the immediate future; the Company's ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact

Joseph Damasio Jr

Chief Financial Officer

774-233-7330

jdamasio@biostage.com

BIOSTAGE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2022	December 31, 2021
Assets		
Cash	$ 2,971	$ 1,242
Restricted cash	-	50
Other assets	689	574
Total assets	$ 3,660	$ 1,866
Liabilities and stockholders' equity		
Other liabilities	$ 1,451	$ 1,645
Accrual for contingency matter	-	3,250
Total liabilities	1,451	4,895
Preferred stock	4,095	-
Total stockholders’ deficit	(1,886)	(3,029)
	$ 3,660	$ 1,866

BIOSTAGE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2022	2021	2022	2021
Operating expenses				
Research and development	$ 369	$ 250	$ 998	$ 1,023
Selling, general and administrative	711	572	3,662	1,712
Total operating expenses	1,080	822	4,660	2,735
Other income (expense)				
Forgiveness of notes payable	-	-	-	408
Sublease Income	26	-	87	-
Grant income	-	-	-	165
Other (expense) income, net	(2)	(27)	(5)	57
Total other income (expense), net	24	(27)	82	630
Net loss	(1,056)	(849)	(4,578)	(2,105)
Less: preferred stock dividends	(77)	-	(95)	-
Net loss attributable to common stockholders	$ (1,133)	$ (849)	$ (4,673)	$ (2,105)
Basic and diluted net loss per share	$ (0.10)	$ (0.08)	$ (0.42)	$ (0.22)
Weighted-average common shares, basic and diluted	11,615,642	10,014,494	11,205,477	9,614,781